4Q 2022 Earnings Release

FOR IMMEDIATE RELEASE	January 31, 2023

ExxonMobil Announces Full-Year 2022 Results
•Delivered industry-leading 2022 earnings, cash flow from operations, total shareholder return, and return on capital employed 1
•Generated earnings of $55.7 billion and $76.8 billion of cash flow from operating activities in 2022 by leveraging an advantaged portfolio and delivering strong operational performance
•Increased year-over-year Guyana and Permian production by over 30%
•Achieved best-ever annual refining throughput in North America and the highest globally since 2012 2
•Operated Permian assets achieved zero routine flaring as of year-end 2022 3
•Started up one of the largest advanced recycling facilities in North America, capable of processing more than 80 million pounds of plastic waste per year

Results Summary

4Q22	3Q22	Change vs 3Q22	4Q21	Change vs 4Q21	Dollars in millions (except per share data)	2022	2021	Change vs 2021
12,750	19,660	-6,910	8,870	+3,880	Earnings (U.S. GAAP)	55,740	23,040	+32,700
14,035	18,682	-4,647	8,795	+5,240	Earnings Excluding Identified Items (non-GAAP)	59,101	23,013	+36,088

3.09	4.68	-1.59	2.08	+1.01	Earnings Per Common Share [4]	13.26	5.39	+7.87
3.40	4.45	-1.05	2.05	+1.35	Earnings Excl. Identified Items Per Common Share [4]	14.06	5.38	+8.68

7,463	5,728	+1,735	5,808	+1,655	Capital and Exploration Expenditures	22,704	16,595	+6,109

IRVING, Texas – January 31, 2023 – Exxon Mobil Corporation today announced fourth-quarter 2022 earnings of $12.8 billion, or $3.09 per share assuming dilution, resulting in full-year earnings of $55.7 billion, or $13.26 per share assuming dilution. Fourth-quarter results included unfavorable identified items of $1.3 billion associated with additional European taxes on the energy sector and asset impairments, partly offset by one-time adjustments related to the Sakhalin-1 expropriation. Capital and exploration expenditures were $7.5 billion in the fourth quarter, bringing full-year 2022 investments to $22.7 billion, consistent with our guidance.
“The hard work and commitment of our people enabled us to deliver industry-leading operating and financial results and shareholder returns in 2022,” said Darren Woods, chairman and chief executive officer.
“While our results clearly benefited from a favorable market, the counter-cyclical investments we made before and during the pandemic provided the energy and products people needed as economies began recovering and supplies became tight. We leaned in when others leaned out. Our plan for 2023 calls for further progress on our strategic objectives, which include leading the industry in safety, operating, and financial performance. We will continue to invest in our advantaged projects to deliver profitable growth, help meet society’s growing needs, and reduce emissions in our operations, while providing innovative solutions that help others reduce theirs.”

1 One-year (2022) results with industry peer group estimated using nine month 2022 annualized figures or announced programs (shareholder distributions); industry peer group includes BP, Chevron, Shell, and TotalEnergies.
2 Best-ever annual refining throughput in North America and the highest globally since 2012, both based on current refinery circuit.
3 References to routine flaring herein are consistent with the World Bank’s Zero Routine Flaring Initiative/Global Gas Flaring Reduction Partnership’s (GGFRP) principle of routine flaring, and excludes safety and non-routine flaring.
4 Assuming dilution.

Full-year Factor Analysis
Full-year Financial Highlights
•Full-year 2022 earnings were $55.7 billion compared with $23.0 billion in 2021, an increase of $32.7 billion. Identified items unfavorably impacted earnings by $3.4 billion mainly from Sakhalin-1 impairments in the first quarter. Earnings excluding these identified items were $59.1 billion, an increase of $36.1 billion from prior year.
•Other factors impacting results were price and margin improvements driven by recovering demand and tight supply, the favorable mark-to-market impact of unsettled derivatives, and volume increases on strong refining throughput and growth of advantaged assets. Structural cost savings and disciplined expense management helped to offset inflation and higher operating costs from growth projects and capacity additions. In addition, results also benefited from lower Corporate and Financing costs as well as net favorable one-time items.
•Structural cost savings now total $7 billion compared to 2019. The company achieved an additional $2 billion of savings during the year and is on track to deliver $9 billion of total annual savings in 2023 vs. 2019.
•Leading peers¹ with 87% total shareholder return for the year as well as 25% return on capital employed, the highest one-year return since 2012.
•Cash increased by $22.9 billion in 2022 with free cash flow of $62.1 billion. Shareholder distributions were $29.8 billion, including $14.9 billion in dividends and $14.9 billion of share repurchases. The company also increased and extended its share-repurchase program with up to $35 billion of cumulative share repurchases in 2023-2024.
•The Corporation declared a first-quarter dividend of $0.91 per share, payable on March 10, 2023, to shareholders of record of Common Stock at the close of business on February 14, 2023.
•Net-debt-to-capital ratio improved to about 5%, reflecting 2022 debt retirements of $7.2 billion and a period-end cash balance of $29.7 billion, further strengthening the balance sheet and providing greater financial flexibility.
•Non-core asset sales and divestments generated $5.2 billion of cash proceeds during the year.
1 One-year (2022) results with industry peer group estimated using nine month 2022 annualized figures or announced programs (shareholder distributions); industry peer group includes BP, Chevron, Shell, and TotalEnergies.

Progress Toward Net Zero
•Permian operated assets achieved a major milestone in the fourth quarter by achieving zero routine flaring.1 This is a key part of ongoing efforts to achieve net-zero Scope 1 and Scope 2 greenhouse gas emissions from our Permian operated unconventional assets by 2030. The company remains on track to meet its goal of achieving zero routine flaring across all its global Upstream operated assets by 2030 in support of the World Bank’s Zero Routine Flaring Initiative.
•The company reduced methane emissions intensity at all operated assets by more than 40% compared to 2016 levels.2

Biofuels and Hydrogen
•ExxonMobil announced the next step in the development of the world’s largest low-carbon hydrogen production facility with a contract award for front-end engineering and design. The integrated ExxonMobil Baytown facility is expected to produce 1 billion cubic feet of low-carbon hydrogen per day, that would make it the largest low-carbon hydrogen project in the world with an expected startup in 2027-2028. More than 98% of the associated CO2 produced by the facility, or around 7 million metric tons per year, is expected to be captured and permanently stored. The carbon capture and storage network being developed for the project will be made available for use by third-party CO2 emitters in the area in support of their decarbonization efforts.3
•ExxonMobil's majority-owned affiliate, Imperial Oil Ltd., will invest about $560 million to move forward with construction of the largest renewable diesel facility in Canada. The project at Imperial’s Strathcona Refinery is expected to produce 20,000 barrels of renewable diesel per day primarily from locally sourced feedstocks. This is expected to help reduce greenhouse gas emissions in the Canadian transportation sector by about 3 million metric tons per year.4

Carbon Capture and Storage
•ExxonMobil and Mitsubishi Heavy Industries (MHI) announced a joint effort to deploy MHI’s leading carbon capture technology as part of ExxonMobil’s end-to-end carbon capture and storage solution for industrial customers.
•The company advanced its evaluation of carbon capture and storage projects in the United Kingdom and Indonesia. In the United Kingdom, ExxonMobil, along with Solent Local Enterprise Partnership and the University of Southampton, announced the first major decarbonization initiative that would substantially reduce carbon emissions from industry, transportation, and households across Southern England. In Indonesia, ExxonMobil and the state-owned energy company, Pertamina, agreed to progress a previously announced regional carbon capture and storage hub offshore Java for domestic and international CO2.

1 References to routine flaring herein are consistent with the World Bank’s Zero Routine Flaring Initiative/Global Gas Flaring Reduction Partnership’s (GGFRP) principle of routine flaring, and excludes safety and non-routine flaring.
2 2021 vs. 2016 levels (at ExxonMobil operated assets); we are working to continuously improve our performance and methods to detect, measure, and address greenhouse gas emissions.
3 The Baytown hydrogen facility has not reached final investment decision. Individual opportunities may advance based on a number of factors, including supportive policy, technology, and market conditions.
4 Calculated using Canada’s Clean Fuel Regulation and in comparison to conventional fuels.

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EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
4Q22	3Q22	4Q21	Dollars in millions (unless otherwise noted)	2022	2021
			Earnings/(Loss) (U.S. GAAP)
2,493	3,110	1,768	United States	11,728	3,663
5,708	9,309	4,317	Non-U.S.	24,751	12,112
8,201	12,419	6,085	Worldwide	36,479	15,775

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
2,493	3,110	2,031	United States	11,429	3,926
6,269	8,731	4,597	Non-U.S.	27,989	12,392
8,762	11,841	6,628	Worldwide	39,418	16,318

3,822	3,716	3,816	Production (koebd)	3,737	3,712
•Upstream fourth-quarter 2022 earnings were $8.2 billion compared to $12.4 billion in the third quarter, a decrease of $4.2 billion. Earnings decreased mainly from lower prices with both crude and gas realizations down, 15% and 13% respectively, on higher global inventories. Positive unsettled derivatives mark-to-market effects of $1.6 billion were driven by the decline in gas prices and more than offset year-end inventory impacts and seasonally higher expenses. Identified items unfavorably impacted earnings by $1.1 billion, mainly from additional European taxes on the energy sector partly offset by net favorable divestments and adjustments related to the Sakhalin-1 expropriation. Earnings excluding these identified items decreased $3.1 billion from $11.8 billion to $8.8 billion.
•Production in the fourth quarter was 3.8 million oil-equivalent barrels per day. Growth more than offset divestment impacts, as production increased by more than 100,000 oil-equivalent barrels per day compared to the prior quarter.
•The Permian delivered record production in the quarter of more than 560,000 oil-equivalent barrels per day and the company also loaded the first LNG cargo from the Coral South LNG development in Mozambique.
•Compared to the same quarter last year, earnings increased $2.1 billion. The improvement was driven by a 46% increase in natural gas realizations and an increase of nearly 10% in crude realizations. Results benefited from $1.4 billion positive unsettled derivatives mark-to-market effects, which more than offset the impact of year-end inventory impacts and higher expenses. Excluding divestments and the Sakhalin-1 expropriation, oil-equivalent production grew by 217,000 barrels per day, driven by the company's advantaged growth projects in the Permian and Guyana. Earnings excluding identified items were $8.8 billion for the quarter, an increase of $2.1 billion compared to the same quarter last year.
•Full-year earnings were $36.5 billion, an increase of $20.7 billion versus 2021 despite a $2.4 billion unfavorable impact from identified items, most notably additional European taxes on the energy sector and the Sakhalin-1 impairment. Earnings excluding identified items were $39.4 billion, an increase of $23.1 billion.
•Other factors impacting full-year results were improved liquids and natural gas realizations, reflecting tight supply and recovering demand, and favorable unsettled derivatives mark-to-market effects of $2.8 billion resulting from lower gas prices and the absence of unfavorable 2021 impacts. In addition, structural cost savings and disciplined expense management largely offset higher expenses associated with advantaged growth projects and inflation. Excluding impacts from divestments and the Sakhalin-1 expropriation, oil-equivalent production grew by about 170,000 barrels per day from continued investment in advantaged growth projects in the Permian and Guyana. Production in the Permian grew about 90,000 oil-equivalent barrels per day and Guyana production grew about 70,000 oil-equivalent barrels per day with Liza Phase 2 starting up ahead of schedule and both Liza Phase 1 and 2 producing above the investment basis.

Energy Products
4Q22	3Q22	4Q21	Dollars in millions (unless otherwise noted)	2022	2021
			Earnings/(Loss) (U.S. GAAP)
2,188	3,008	699	United States	8,340	668
1,882	2,811	203	Non-U.S.	6,626	(1,014)
4,070	5,819	901	Worldwide	14,966	(347)

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
2,246	3,008	699	United States	8,398	668
2,508	2,811	203	Non-U.S.	7,252	(1,014)
4,754	5,819	901	Worldwide	15,650	(347)

5,423	5,537	5,373	Energy Products Sales (kbd)	5,347	5,130
•Energy Products fourth-quarter 2022 earnings totaled $4.1 billion compared to $5.8 billion in the third quarter, a decrease of $1.7 billion. Continued strong industry refining margins partially offset an unfavorable derivatives mark-to-market impact of $1.0 billion, mainly due to the absence of prior quarter gains. In addition, increased maintenance spend and lower throughput, driven by French industrial actions, were offset by favorable year-end inventory impacts. Identified items associated with additional European taxes on the energy sector as well as asset impairments reduced earnings by $0.7 billion. Earnings excluding these identified items were $4.8 billion for the quarter, a decrease of $1.1 billion from the third quarter.
•Earnings increased $3.2 billion compared to the fourth quarter of 2021 due to stronger industry refining margins, increased marketing and trading contributions, and favorable foreign exchange impacts, partly offset by increased maintenance expenses and unfavorable derivatives mark-to-market impacts. In addition, earnings were unfavorably impacted by identified items of $0.7 billion, mainly additional European taxes on the energy sector and asset impairments. Earnings excluding identified items were $4.8 billion for the quarter, an increase of $3.9 billion from the same quarter last year.
•Full-year 2022 earnings were $15.0 billion compared to a loss of $0.3 billion last year. Identified items reduced earnings by $0.7 billion mainly from additional European taxes on the energy sector and asset impairments. Earnings excluding identified items were $15.7 billion, an increase of $16 billion from last year.
•Results for the year increased from improved industry refining margins, which benefited from higher demand and low inventories. Results were also helped by stronger trading and marketing margins, improved product yields, higher throughput, as well as favorable foreign exchange and year-end inventory impacts. In addition, continued disciplined cost management helped to offset higher expenses from inflation and project activity.
•Refining throughput for the year was 4 million barrels per day, up 171,000 barrels from 2021 on a current refinery circuit basis, reflecting best-ever annual refining throughput in North America and the highest globally since 2012.
•The company mechanically completed its Beaumont Refinery expansion, the largest in the United States since 2012 and expects to bring 250,000 barrels per day of crude distillation capacity to the market in first quarter 2023.
•The company announced an agreement with Par Pacific Holdings for the sale of the Billings Refinery and select midstream assets in Montana and Washington, as well as an agreement with Italiana Petroli for the sale of the Italy fuels business during the quarter. Additionally, in January an agreement was reached with Bangchak Corporation for the sale of ExxonMobil's interest in Esso Thailand, including the Sriracha Refinery, select distribution terminals, and a network of Esso-branded retail stations.

Chemical Products
4Q22	3Q22	4Q21	Dollars in millions (unless otherwise noted)	2022	2021
			Earnings/(Loss) (U.S. GAAP)
298	635	774	United States	2,328	3,697
(48)	177	597	Non-U.S.	1,215	3,292
250	812	1,371	Worldwide	3,543	6,989

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
298	635	774	United States	2,328	3,697
(48)	177	597	Non-U.S.	1,215	3,292
250	812	1,371	Worldwide	3,543	6,989

4,658	4,680	4,833	Chemical Products Sales (kt)	19,167	19,142
•Chemical Products fourth-quarter 2022 earnings were $0.3 billion compared to $0.8 billion in the third quarter on weaker margins as a result of continued supply additions and softening demand in North America and Europe partially offset by lower North America feed costs.
•Earnings were $1.1 billion lower compared to fourth-quarter 2021 on weaker industry margins and lower sales, reflecting softening market conditions.
•Full-year earnings of $3.5 billion were above the 10-year average, though below the record $7.0 billion earned in 2021. Earnings remained strong despite bottom-of-cycle conditions in Asia Pacific, increased supply, and the closure of the regional pricing disconnect between Asia and the Atlantic Basin during the year. In addition, earnings were unfavorably impacted by product mix effects, higher expenses from production capacity additions, and foreign exchange effects from a stronger U.S. dollar.
•The company started up its advanced recycling facility in Baytown, Texas, one of the largest advanced recycling facilities in North America, capable of processing more than 80 million pounds of plastic waste per year.
•The company also successfully started up a new polypropylene production unit in Baton Rouge, Louisiana, doubling the plant's polypropylene production to meet growing demand for high-performance, lightweight, and durable plastics.

Specialty Products
4Q22	3Q22	4Q21	Dollars in millions (unless otherwise noted)	2022	2021
			Earnings/(Loss) (U.S. GAAP)
406	306	763	United States	1,190	1,452
354	456	353	Non-U.S.	1,225	1,807
760	762	1,116	Worldwide	2,415	3,259

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
406	306	265	United States	1,190	954
394	456	217	Non-U.S.	1,265	1,672
800	762	482	Worldwide	2,455	2,625

1,787	1,917	1,835	Specialty Products Sales (kt)	7,810	7,666
•Specialty Products fourth-quarter 2022 earnings were $0.8 billion, in line with the third quarter. The robust quarterly performance was driven by improved margins with continued pricing actions and lower energy prices, partly offset by lower volumes on supply length and higher seasonal expenses.
•Fourth-quarter 2022 earnings were $0.8 billion compared to $1.1 billion in the same quarter last year, a decrease of $0.4 billion driven by the absence of prior year identified items associated with asset sales. Earnings excluding identified items were $0.8 billion, $0.3 billion higher than the same quarter last year.
•Quarterly results increased from improved basestock industry margins and positive year-end inventory effects, partly offset by lower sales volumes.
•Full-year earnings were $2.4 billion compared with $3.3 billion in 2021, a decrease of $0.8 billion. Identified items reduced earnings by $0.7 billion, mainly associated with the absence of an asset sale gain. Earnings excluding identified items were $2.5 billion, a decrease of $0.2 billion compared to last year.
•Full-year results were also impacted by decreased margins with higher feed costs and energy prices largely offset by continued focus on revenue management, increased expenses from higher maintenance and inflation, and unfavorable foreign exchange impacts partly offset by positive year-end inventory effects.

Corporate and Financing
4Q22	3Q22	4Q21	Dollars in millions (unless otherwise noted)	2022	2021
(531)	(152)	(603)	Earnings/(Loss) (U.S. GAAP)	(1,663)	(2,636)
(531)	(552)	(587)	Earnings/(Loss) Excluding Identified Items (non-GAAP)	(1,965)	(2,572)
•Corporate and Financing reported net charges of $0.5 billion in the fourth quarter of 2022 compared to charges of $0.2 billion in the third quarter, an increase of $0.4 billion driven by the absence of prior quarter identified items related to tax and other reserve adjustments.
•Net charges of $0.5 billion in the fourth quarter of 2022 were down $0.1 billion from the same quarter of 2021.
•Full-year net charges of $1.7 billion declined $1.0 billion from last year, mainly due to decreased pension-related expenses, favorable one-time tax impacts, lower financing costs, and favorable identified item impacts of $0.4 billion associated with tax and other reserve adjustments.

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CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

4Q22	3Q22	4Q21	Dollars in millions	2022	2021
13,055	20,198	9,079	Net income/(loss) including noncontrolling interests	57,577	23,598
5,064	5,642	5,661	Depreciation and depletion (includes impairments)	24,040	20,607
(200)	1,667	1,930	Changes in operational working capital	(194)	4,162
(298)	(3,082)	454	Other	(4,626)	(238)
17,621	24,425	17,124	Cash Flow from Operating Activities (U.S. GAAP)	76,797	48,129

1,333	2,682	2,601	Proceeds associated with asset sales	5,247	3,176
18,954	27,107	19,725	Cash Flow from Operations and Asset Sales (non-GAAP)	82,044	51,305

200	(1,667)	(1,930)	Changes in operational working capital	194	(4,162)
19,154	25,440	17,795	Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	82,238	47,143

FREE CASH FLOW

4Q22	3Q22	4Q21	Dollars in millions	2022	2021
17,621	24,425	17,124	Cash Flow from Operating Activities (U.S. GAAP)	76,797	48,129

(5,783)	(4,876)	(4,089)	Additions to property, plant and equipment	(18,407)	(12,076)
(2,175)	(272)	(1,762)	Additional investments and advances	(3,090)	(2,817)
1,270	88	1,140	Other investing activities including collection of advances	1,508	1,482
1,333	2,682	2,601	Proceeds from asset sales and returns of investments	5,247	3,176
12,266	22,047	15,014	Free Cash Flow (non-GAAP)	62,055	37,894

RETURN ON AVERAGE CAPITAL EMPLOYED

Dollars in millions (unless otherwise noted)	2022	2021
Net income/(loss) attributable to ExxonMobil (U.S. GAAP)	55,740	23,040
Financing costs (after-tax)
Gross third-party debt	(1,213)	(1,196)
ExxonMobil share of equity companies	(198)	(170)
All other financing costs – net	276	11
Total financing costs	(1,135)	(1,355)
Earnings/(loss) excluding financing costs (non-GAAP)	56,875	24,395

Total assets (U.S. GAAP)	369,067	338,923
Less liabilities and noncontrolling interests share of assets and liabilities
Total current liabilities excluding notes and loans payable	(68,411)	(52,367)
Total long-term liabilities excluding long-term debt	(56,990)	(63,169)
Noncontrolling interests share of assets and liabilities	(9,205)	(8,746)
Add ExxonMobil share of debt-financed equity company net assets	3,705	4,001
Total capital employed (non-GAAP)	238,166	218,642

Average capital employed (non-GAAP)	228,404	222,890

Return on average capital employed – corporate total (non-GAAP)	24.9%	10.9%

CALCULATION OF STRUCTURAL COST SAVINGS

OPERATING COSTS AND CASH OPERATING EXPENSES
Dollars in billions	2019				2022
Components of operating costs
From ExxonMobil’s Consolidated statement of income (U.S. GAAP)
Production and manufacturing expenses	36.8				42.6
Selling, general and administrative expenses	11.4				10.1
Depreciation and depletion (includes impairments)	19.0				24.0
Exploration expenses, including dry holes	1.3				1.0
Non-service pension and postretirement benefit expense	1.2				0.5
Subtotal	69.7				78.2
ExxonMobil’s share of equity company expenses	9.1				13.0
Total operating costs (non-GAAP)	78.8				91.2

Less:
Depreciation and depletion (includes impairments)	19.0				24.0
Non-service pension and postretirement benefit expense	1.2				0.5
Other adjustments (includes equity company depreciation and depletion)	3.6				3.5
Total cash operating expenses (cash opex) (non-GAAP)	55.0				63.2

Energy and production taxes	11.0				23.8

		Market	Activity / Other	Structural Savings
Total cash operating expenses (cash opex) excluding energy and production taxes (non-GAAP)	44.0	+3	-1	-7	39.4

This press release also references structural cost savings. Structural cost savings describe decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, and other cost-saving measures that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative structural cost savings totaled $7 billion. The total change between periods in expenses above will reflect both structural cost savings and other changes in spend, including market factors, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations. Estimates of cumulative annual structural savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural cost savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 7:30 a.m. Central Time on January 31, 2023. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement
Outlooks; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, biofuel and hydrogen plans to drive towards net zero emissions are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Actual future results, including financial and operating performance; total capital expenditures and mix, including allocations of capital to low carbon solutions; cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, reaching Scope 1 and 2 net zero in Upstream Permian Basin unconventional operated assets by 2030, eliminating routine flaring in-line with World Bank Zero Routine Flaring, reaching near-zero methane emissions from its operations, meeting ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology efforts, timing and outcome of projects to capture and store CO2, and produced biofuels; timing and outcome of hydrogen projects; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; and resource recoveries and production rates could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials for our products; government policies supporting lower carbon investment opportunities such as the U.S. Inflation Reduction Act or policies limiting the attractiveness of future investment such as the European tax on the energy sector; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of COVID-19, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources; the outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; changes in law, taxes, or regulation including environmental regulations, trade sanctions, and timely granting of governmental permits and certifications; government policies and support and market demand for low carbon technologies; war, and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; opportunities for potential investments or divestments and satisfaction of applicable conditions to closing, including regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2021 Form 10-K.
Forward-looking and other statements regarding our environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making.
Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 8.
This press release also includes cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 8.
This press release also includes earnings/(loss) excluding identified items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding identified items does include non-operational earnings events or impacts that are below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding identified items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to earnings is shown for 2022 and 2021 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP). Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 8.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
This press release also references return on capital employed (ROCE) (non-GAAP). The Corporation’s total ROCE is net income attributable to ExxonMobil, excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as one of the best measures of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash-flow based, are used to make investment decisions. A reconciliation to net income/(loss) attributable to ExxonMobil and to Total assets for 2021 and 2022 periods are shown on page 8.

Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in millions	2022	2021	2022	2021
Revenues and other income
Sales and other operating revenue	93,164	81,305	398,675	276,692
Income from equity affiliates	605	2,078	11,463	6,657
Other income	1,660	1,582	3,542	2,291
Total revenues and other income	95,429	84,965	413,680	285,640
Costs and other deductions
Crude oil and product purchases	50,761	45,489	228,959	155,164
Production and manufacturing expenses	10,365	10,783	42,609	36,035
Selling, general and administrative expenses	2,832	2,514	10,095	9,574
Depreciation and depletion (includes impairments)	5,064	5,661	24,040	20,607
Exploration expenses, including dry holes	348	524	1,025	1,054
Non-service pension and postretirement benefit expense	100	100	482	786
Interest expense	207	221	798	947
Other taxes and duties	6,910	7,944	27,919	30,239
Total costs and other deductions	76,587	73,236	335,927	254,406
Income/(Loss) before income taxes	18,842	11,729	77,753	31,234
Income tax expense/(benefit)	5,787	2,650	20,176	7,636
Net income/(loss) including noncontrolling interests	13,055	9,079	57,577	23,598
Net income/(loss) attributable to noncontrolling interests	305	209	1,837	558
Net income/(loss) attributable to ExxonMobil	12,750	8,870	55,740	23,040

OTHER FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Earnings per common share (U.S. dollars)	3.09	2.08	13.26	5.39
Earnings per common share - assuming dilution (U.S. dollars)	3.09	2.08	13.26	5.39

Dividends on common stock
Total	3,767	3,763	14,939	14,924
Per common share (U.S. dollars)	0.91	0.88	3.55	3.49

Millions of common shares outstanding
Average - assuming dilution	4,138	4,275	4,205	4,275

Income taxes	5,787	2,650	20,176	7,636
Total other taxes and duties	7,754	8,659	31,455	32,955
Total taxes	13,541	11,309	51,631	40,591
Sales-based taxes	6,113	5,987	25,434	21,872
Total taxes including sales-based taxes	19,654	17,296	77,065	62,463

ExxonMobil share of income taxes of equity companies	1,512	918	7,594	2,756

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	29,640	6,802
Cash and cash equivalents – restricted	25	—
Notes and accounts receivable – net	41,749	32,383
Inventories
Crude oil, products and merchandise	20,434	14,519
Materials and supplies	4,001	4,261
Other current assets	1,782	1,189
Total current assets	97,631	59,154
Investments, advances and long-term receivables	49,793	45,195
Property, plant and equipment, at cost, less accumulated depreciation and depletion	204,692	216,552
Other assets, including intangibles – net	16,951	18,022
Total Assets	369,067	338,923

LIABILITIES
Current liabilities
Notes and loans payable	634	4,276
Accounts payable and accrued liabilities	63,197	50,766
Income taxes payable	5,214	1,601
Total current liabilities	69,045	56,643
Long-term debt	40,559	43,428
Postretirement benefits reserves	10,045	18,430
Deferred income tax liabilities	22,874	20,165
Long-term obligations to equity companies	2,338	2,857
Other long-term obligations	21,733	21,717
Total Liabilities	166,594	163,240

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	15,752	15,746
Earnings reinvested	432,860	392,059
Accumulated other comprehensive income	(13,270)	(13,764)
Common stock held in treasury
(3,937 million shares at December 31, 2022, and 3,780 million shares at December 31, 2021)	(240,293)	(225,464)
ExxonMobil share of equity	195,049	168,577
Noncontrolling interests	7,424	7,106
Total Equity	202,473	175,683
Total Liabilities and Equity	369,067	338,923

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

	Twelve Months Ended December 31,
Dollars in millions (unless otherwise noted)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	57,577	23,598
Depreciation and depletion (includes impairments)	24,040	20,607
Changes in operational working capital, excluding cash and debt	(194)	4,162
All other items – net	(4,626)	(238)
Net cash provided by operating activities	76,797	48,129

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(18,407)	(12,076)
Proceeds from asset sales and returns of investments	5,247	3,176
Additional investments and advances	(3,090)	(2,817)
Other investing activities including collection of advances	1,508	1,482
Net cash used in investing activities	(14,742)	(10,235)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	637	46
Reductions in long-term debt	(5)	(8)
Additions to short-term debt ¹	198	12,687
Reductions in short-term debt ¹	(8,075)	(29,396)
Additions/(Reductions) in commercial paper, and debt with three months or less maturity	25	(2,983)
Contingent consideration payments	(58)	(30)
Cash dividends to ExxonMobil shareholders	(14,939)	(14,924)
Cash dividends to noncontrolling interests	(267)	(224)
Changes in noncontrolling interests	(1,475)	(436)
Common stock acquired	(15,155)	(155)
Net cash provided by (used in) financing activities	(39,114)	(35,423)
Effects of exchange rate changes on cash	(78)	(33)
Increase/(Decrease) in cash and cash equivalents	22,863	2,438
Cash and cash equivalents at beginning of period	6,802	4,364
Cash and cash equivalents at end of period	29,665	6,802
¹ Includes commercial paper with a maturity greater than three months

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

4Q22	3Q22	4Q21	Dollars in Millions	2022	2021
12,750	19,660	8,870	Earnings/(Loss) (U.S. GAAP)	55,740	23,040

			Identified Items
(530)	(697)	(752)	Impairments	(4,202)	(752)
—	587	1,081	Gain/(Loss) on sale of assets	886	1,081
(1,825)	324	—	Tax-related items	(1,501)	—
—	—	(4)	Severance	—	(52)
1,070	764	(250)	Other	1,456	(250)
(1,285)	978	75	Total Identified Items	(3,361)	27

14,035	18,682	8,795	Earnings/(Loss) Excluding Identified Items (non-GAAP)	59,101	23,013

4Q22	3Q22	4Q21	Dollars Per Common Share	2022	2021
3.09	4.68	2.08	Earnings/(Loss) Per Common Share ¹ (U.S. GAAP)	13.26	5.39

			Identified Items Per Common Share ¹
(0.13)	(0.16)	(0.17)	Impairments	(1.00)	(0.17)
—	0.14	0.26	Gain/(Loss) on sale of assets	0.21	0.26
(0.44)	0.08	—	Tax-related items	(0.36)	—
—	—	—	Severance	—	(0.02)
0.26	0.18	(0.06)	Other	0.35	(0.06)
(0.31)	0.23	0.03	Total Identified Items Per Common Share ¹	(0.80)	0.01

3.40	4.45	2.05	Earnings/(Loss) Excl. Identified Items Per Common Share ¹ (non-GAAP)	14.06	5.38
¹ Assuming dilution

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Fourth Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	2,493	5,708	2,188	1,882	298	(48)	406	354	(531)	12,750

Identified Items
Impairments	—	(216)	(58)	(216)	—	—	—	(40)	—	(530)
Tax-related items	—	(1,415)	—	(410)	—	—	—	—	—	(1,825)
Other	—	1,070	—	—	—	—	—	—	—	1,070
Total Identified Items	—	(561)	(58)	(626)	—	—	—	(40)	—	(1,285)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	2,493	6,269	2,246	2,508	298	(48)	406	394	(531)	14,035

Third Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,110	9,309	3,008	2,811	635	177	306	456	(152)	19,660

Identified Items
Impairments	—	(697)	—	—	—	—	—	—	—	(697)
Gain/(Loss) on sale of assets	—	587	—	—	—	—	—	—	—	587
Tax-related items	—	—	—	—	—	—	—	—	324	324
Other	—	688	—	—	—	—	—	—	76	764
Total Identified Items	—	578	—	—	—	—	—	—	400	978

Earnings/(Loss) Excl. Identified Items (non-GAAP)	3,110	8,731	3,008	2,811	635	177	306	456	(552)	18,682

Fourth Quarter 2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,768	4,317	699	203	774	597	763	353	(603)	8,870

Identified Items
Impairments	(263)	(489)	—	—	—	—	—	—	—	(752)
Gain/(Loss) on sale of assets	—	459	—	—	—	—	498	136	(12)	1,081
Severance	—	—	—	—	—	—	—	—	(4)	(4)
Other	—	(250)	—	—	—	—	—	—	—	(250)
Total Identified Items	(263)	(280)	—	—	—	—	498	136	(16)	75

Earnings/(Loss) Excl. Identified Items (non-GAAP)	2,031	4,597	699	203	774	597	265	217	(587)	8,795

2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	11,728	24,751	8,340	6,626	2,328	1,215	1,190	1,225	(1,663)	55,740

Identified Items
Impairments	—	(3,790)	(58)	(216)	—	—	—	(40)	(98)	(4,202)
Gain/(Loss) on sale of assets	299	587	—	—	—	—	—	—	—	886
Tax-related items	—	(1,415)	—	(410)	—	—	—	—	324	(1,501)
Other	—	1,380	—	—	—	—	—	—	76	1,456
Total Identified Items	299	(3,238)	(58)	(626)	—	—	—	(40)	302	(3,361)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	11,429	27,989	8,398	7,252	2,328	1,215	1,190	1,265	(1,965)	59,101

2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,663	12,112	668	(1,014)	3,697	3,292	1,452	1,807	(2,636)	23,040

Identified Items
Impairments	(263)	(489)	—	—	—	—	—	—	—	(752)
Gain/(Loss) on sale of assets	—	459	—	—	—	—	498	136	(12)	1,081
Severance	—	—	—	—	—	—	—	—	(52)	(52)
Other	—	(250)	—	—	—	—	—	—	—	(250)
Total Identified Items	(263)	(280)	—	—	—	—	498	136	(64)	27

Earnings/(Loss) Excl. Identified Items (non-GAAP)	3,926	12,392	668	(1,014)	3,697	3,292	954	1,672	(2,572)	23,013

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

4Q22	3Q22	4Q21	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	2022	2021
789	783	770	United States	776	721
682	641	571	Canada/Other Americas	588	560
4	4	17	Europe	4	22
223	249	235	Africa	238	248
725	666	752	Asia	705	695
38	46	40	Australia/Oceania	43	43
2,461	2,389	2,385	Worldwide	2,354	2,289

4Q22	3Q22	4Q21	Natural gas production available for sale, million cubic feet per day (mcfd)	2022	2021
2,383	2,351	2,713	United States	2,551	2,746
74	158	189	Canada/Other Americas	148	195
536	541	844	Europe	667	808
89	70	48	Africa	71	43
3,704	3,304	3,468	Asia	3,418	3,465
1,381	1,539	1,322	Australia/Oceania	1,440	1,280
8,167	7,963	8,584	Worldwide	8,295	8,537

3,822	3,716	3,816	Oil-equivalent production (koebd)¹	3,737	3,712

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

4Q22	3Q22	4Q21	Refinery throughput, thousand barrels per day (kbd)	2022	2021
1,694	1,742	1,740	United States	1,702	1,623
433	426	416	Canada	418	379
1,157	1,253	1,246	Europe	1,192	1,210
532	557	546	Asia Pacific	539	571
167	187	170	Other	179	162
3,983	4,165	4,118	Worldwide	4,030	3,945

4Q22	3Q22	4Q21	Energy Products sales, thousand barrels per day (kbd)	2022	2021
2,507	2,479	2,396	United States	2,426	2,267
2,916	3,058	2,976	Non-U.S.	2,921	2,863
5,423	5,537	5,373	Worldwide	5,347	5,130

2,270	2,335	2,325	Gasolines, naphthas	2,232	2,158
1,798	1,818	1,804	Heating oils, kerosene, diesel	1,774	1,749
349	365	267	Aviation fuels	338	220
210	252	265	Heavy fuels	235	269
796	767	712	Other energy products	768	734
5,423	5,537	5,373	Worldwide	5,347	5,130

4Q22	3Q22	4Q21	Chemical Products sales, thousand metric tons (kt)	2022	2021
1,583	1,658	1,807	United States	7,270	7,017
3,076	3,023	3,026	Non-U.S.	11,897	12,126
4,658	4,680	4,833	Worldwide	19,167	19,142

4Q22	3Q22	4Q21	Specialty Products sales, thousand metric tons (kt)	2022	2021
455	483	467	United States	2,049	1,943
1,332	1,434	1,368	Non-U.S.	5,762	5,723
1,787	1,917	1,835	Worldwide	7,810	7,666

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

4Q22	3Q22	4Q21	Dollars in millions	2022	2021
			Upstream
2,118	1,837	1,307	United States	6,968	4,018
3,297	2,244	2,934	Non-U.S.	10,034	8,236
5,415	4,081	4,241	Total	17,002	12,254

			Energy Products
343	316	331	United States	1,351	982
405	274	344	Non-U.S.	1,059	1,005
748	590	675	Total	2,410	1,987

			Chemical Products
332	310	300	United States	1,123	1,200
824	644	380	Non-U.S.	1,842	825
1,156	954	680	Total	2,965	2,025

			Specialty Products
12	15	167	United States	46	185
90	72	44	Non-U.S.	222	141
102	87	211	Total	268	326

			Other
42	16	1	Other	59	3

7,463	5,728	5,808	Worldwide	22,704	16,595

CASH CAPITAL EXPENDITURES

4Q22	3Q22	4Q21	Dollars in millions	2022	2021
5,783	4,876	4,089	Additions to property, plant and equipment	18,407	12,076
905	184	622	Net investments and advances	1,582	1,335
6,688	5,060	4,711	Total Cash Capital Expenditures	19,989	13,411

.	ATTACHMENT VI
KEY FIGURES: QUARTER EARNINGS/(LOSS)

Results Summary

4Q22	3Q22	Change vs 3Q22	4Q21	Change vs 4Q21	Dollars in millions (except per share data)	2022	2021	Change vs 2021
12,750	19,660	-6,910	8,870	+3,880	Earnings/(Loss) (U.S. GAAP)	55,740	23,040	+32,700
14,035	18,682	-4,647	8,795	+5,240	Earnings/(Loss) Excluding Identified Items (non-GAAP)	59,101	23,013	+36,088

3.09	4.68	-1.59	2.08	+1.01	Earnings Per Common Share ¹	13.26	5.39	+7.87
3.40	4.45	-1.05	2.05	+1.35	Earnings/(Loss) Excl. Identified Items Per Common Share ¹	14.06	5.38	+8.68

7,463	5,728	+1,735	5,808	+1,655	Capital and Exploration Expenditures	22,704	16,595	+6,109

¹ Assuming dilution

3Q22 to 4Q22 Factor Analysis

.	ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions	2022	2021	2020	2019	2018
First Quarter	5,480	2,730	(610)	2,350	4,650
Second Quarter	17,850	4,690	(1,080)	3,130	3,950
Third Quarter	19,660	6,750	(680)	3,170	6,240
Fourth Quarter	12,750	8,870	(20,070)	5,690	6,000
Full Year	55,740	23,040	(22,440)	14,340	20,840

Dollars per common share ¹	2022	2021	2020	2019	2018
First Quarter	1.28	0.64	(0.14)	0.55	1.09
Second Quarter	4.21	1.10	(0.26)	0.73	0.92
Third Quarter	4.68	1.57	(0.15)	0.75	1.46
Fourth Quarter	3.09	2.08	(4.70)	1.33	1.41
Full Year	13.26	5.39	(5.25)	3.36	4.88

[1] Computed using the average number of shares outstanding during each period; assuming dilution